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                                                                     EXHIBIT 3.6

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                        ALBANY MOLECULAR RESEARCH, INC.



     Albany Molecular Research, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation, by unanimous written consent dated __________, _____, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, duly and unanimously adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring such amendments to be advisable and directing that such amendments be submitted to, and be considered by, the sole stockholder of the Corporation for approval. The first such resolution proposed to amend the Certificate of Incorporation of the Corporation as follows:

     RESOLVED: That the Corporation shall increase the number of shares of common stock, par value $.01 per share ("Common Stock"), which it shall have authority to issue from 10,000,000 shares of Common Stock to 20,000,000 shares of Common Stock, and that the introductory paragraph and Section B.1 of Article IV of the Certificate of Incorporation of the Corporation be amended to read respectively as follows:

               "The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty Million One Hundred Thousand (20,100,000) shares, of which (a) One Hundred Thousand (100,000) shares shall be Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), and (b) Twenty Million (20,000,000) shares shall be common stock, par value $.01 per share (the "Common Stock"). The rights, preferences, voting powers and the qualifications, limitations and restrictions on the authorized stock shall be as follows:"

               "1.  Designation; Ranking.  A total of 20,000,000 shares of the
                    --------------------
               Corporation's common stock shall be designated as Common Stock,
               $.01 par value per share (the "Common Stock")."
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     SECOND:  The second resolution proposed to amend the Certificate of
Incorporation of the Corporation as follows:

     RESOLVED: That Section A.3 of Article IV of the Certificate of
               Incorporation of the Corporation be amended to read as follows:

               "3.  Dividends.  When and as the Board of Directors declares a
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               dividend payment on the Corporation's Common Stock, the Board of
               Directors shall also declare a dividend on the Convertible Preferred Stock, such that each share of Convertible Preferred Stock shall receive 9/20 of the dividend paid on each share of Common Stock."

     THIRD: The third resolution proposed to amend the Certificate of Incorporation of the Corporation as follows:

     RESOLVED: That clause (a) of Section A.5 of Article IV of the Certificate of Incorporation of the Corporation be amended to read as follows:

               "(a) Any holder of Convertible Preferred Stock may at any time convert all or any portion of the Convertible Preferred Stock (including any fraction of a share) held by such holder into a number of shares of the Corporation's Common Stock computed by dividing the number of shares of Convertible Preferred Stock to be converted by 2.22222."

     FOURTH: The fourth resolution proposed to amend the Certificate of Incorporation of the Corporation as follows:

     RESOLVED: That clause (4) in the third paragraph of Section A.6 of Article
               IV of the Certificate of Incorporation of the Corporation be amended to read as follows:

               "(4) Are, or may be converted to, not more than 2,250,000 shares of Common Stock and which are issued pursuant to any stock incentive plan to any employee."

     FIFTH: That thereafter, pursuant to resolutions by the Board of Directors, the sole stockholder of the Corporation duly approved said proposed amendments by written consent dated __________, _____, in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of Certificate of Incorporation to be signed, under penalties of perjury, by Thomas E. D'Ambra, Ph.D., its Chairman of the Board and Chief Executive Officer, this _____ day of __________, _____.


                                 ALBANY MOLECULAR RESEARCH, INC.


                                 By: _________________________________
                                     Thomas E. D'Ambra, Ph.D.
                                     Chairman of the Board and
                                     Chief Executive Officer